Exhibit 99.1

CONTACT: Brad Forsyth
NEWS RELEASE	Chief Financial Officer
(415) 408-4700

Willis Lease Announces ABS Offering of $390 Million in Senior Secured Notes

NOVATO, CA – September 6, 2012 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, announced today that it proposes to offer $390 million of senior secured notes (the “Notes”) through Willis Engine Securitization Trust II (“WEST II”).  The Notes being offered by WEST II have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Notes are being offered only to qualified institutional buyers under Rule 144A under the Securities Act, to institutional accredited investors and outside the United States to non-U.S. persons in reliance in Regulation S under the Securities Act.

The net proceeds of the Notes, together with borrowings under WLFC’s existing revolving credit facility, will be used to repay notes previously issued by Willis Engine Securitization Trust.  The Notes are a single class issued by a straightforward securitization vehicle which will acquire 79 aircraft engines from WLFC.

This news release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of, the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  This news release is being issue pursuant to and in accordance with Rule 135c under the Securities Act.